UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 24, 2010

AspenBio Pharma, Inc.
(Exact name of Registrant as specified in its charter)

Colorado	001-33675	84-155338
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1585 South Perry Street Castle Rock, Colorado	80104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(303) 794-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   —   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

a.	Appointment of New Officer and Director.

On March 24, 2010, Stephen T. Lundy, age 48, was appointed to the positions of Chief Executive Officer and President of AspenBio Pharma, Inc. (“AspenBio” or the “Company”).  Effective on the same date, the Board of Directors (the “Board”) of the Company appointed Mr. Lundy to the Company’s Board of Directors.  Mr. Lundy’s election to the Board fills a vacancy previously created by the expansion of the size of the Board to nine members. He will serve as a director until the Company’s 2010 Annual Meeting of Shareholders or until his successor is duly elected and qualified.

Mr. Lundy has more than 20 years of experience in drug and diagnostic product development and commercialization. He most recently was Chief Executive Officer of MicroPhage from 2008 to 2010. Mr. Lundy was Senior VP of sales and marketing for Vermillion from 2007 to 2008. Mr. Lundy joined Vermillion from GeneOhm (2003-2007), a division of Becton, Dickinson and Company Diagnostics, where he served as Vice President of Sales and Marketing. At GeneOhm, Mr. Lundy successfully led the commercial launch of several novel molecular diagnostic assays including the first molecular test for Methicillin Resistant Staphylococcus Aureus. From 2002 to 2003, Mr. Lundy served as Vice President of Marketing for Esoterix, Inc., which was acquired by Laboratory Corporation of America, and led the commercial integration and re-branding of the numerous reference labs acquired by Esoterix. Prior to Esoterix, he served as Marketing Director for Molecular Diagnostics and Critical Care Testing at Bayer Diagnostics Corporation.

Mr. Lundy graduated from the United States Air Force Academy with a Bachelor of Science and was an officer with the United States Air Force from 1983 to 1988.

As part of his appointment as Chief Executive Officer and President, the Company and Mr. Lundy entered into an Executive Employment Agreement, dated March 24, 2010. Under the agreement Mr. Lundy will serve in such positions at the pleasure of the Board.  Mr. Lundy will receive an annual base salary of $275,000. Additionally, Mr. Lundy is eligible to receive health and other Company benefits to the extent he is eligible under the terms of those plans, and will also participate in the Company’s 2010 incentive plan at a target level of 45% of his annual base salary, as defined under the plan. In the event that the agreement is terminated for other than cause, death, or disability, Mr. Lundy will receive severance benefits consisting of his base salary and continuation of benefits for a period of twelve months following such termination, or in the event of his death or “disability” (as defined in the employment agreement), then he or his estate will receive payment of his salary and continuation of his benefits for a period of three months following such termination.

As incentive compensation, the Company has awarded Mr. Lundy stock options to acquire 400,000 shares of Company common stock exercisable at the fair market value of the Company’s common stock on March 24, 2010, the date of grant. The options, granted under the Company’s 2002 Stock Incentive Plan, vest annually in arrears over three years and expire ten years after the date of grant. The vesting of 100,000 of the stock options shall accelerate if, within twelve months after the date of grant, the Company successfully completes a fund-raising transaction or receives clearance for the Company’s ELISA-based AppyScore product, whichever occurs first.

The agreement is filed as Exhibit 10.1 to this Form 8-K, and is incorporated by reference herein.

Mr. Lundy has not had any direct or indirect material interest in any transaction or in any proposed transaction with the Company. Further, there are no family relationships between Mr. Lundy and any director or other executive officer of the Company.

b.	Resignation of Executive Officer.

    Effective March 24, 2010, Daryl J. Faulkner resigned as the Company’s chief executive officer.  He remains with the Company as its Executive Chairman.  His Executive Employment Agreement with the Company, which was effective as of January 26, 2009, remains in full force and effect, without change.

Item 8.01  —  Other Events.

On March 25, 2010, the Company issued a press release titled, “AspenBio Continues to Strengthen Leadership Adding Steve Lundy as CEO.” A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01   —   Exhibits.

10.1	Executive Employment Agreement between AspenBio Pharma, Inc. and Stephen T. Lundy, dated March 24, 2010.

99.1	Press Release dated March 25, 2010, titled, “AspenBio Continues to Strengthen Leadership Adding Steve Lundy as CEO.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized

AspenBio Pharma, Inc. (Registrant)
Date: March 26, 2010	By:	/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal
Chief Financial Officer